UNITED STATES SECURITIES AND EXCHANGE COMMISSION Washington, D.C. 20549
SCHEDULE 13G
Under the Securities Exchange Act of 1934
(Amendment No. 1)

Nextdoor Holdings, Inc.
(f/k/a Khosla Ventures Acquisition Co. II)
(Name of Issuer)
Class A Common Stock, par value $0.0001 per share
(Title of Class of Securities)
65345M108
(CUSIP Number)

December 31, 2021
(Date of Event which Requires Filing of this Statement)

Check the appropriate box to designate the rule pursuant to which this Schedule is filed:

☐ Rule 13d-1(b)
☒ Rule 13d-1(c)
☐ Rule 13d-1(d)

* The remainder of this cover page shall be filled out for a reporting person's initial filing on this form with respect to the subject class of securities, and for any subsequent amendment containing information which would alter disclosures provided in a prior cover page.
The information required in the remainder of this cover page shall not be deemed to be “filed” for the purpose of Section 18 of the Securities Exchange Act of 1934 (“Act”) or otherwise subject to the liabilities of that section of the Act but shall be subject to all other provisions of the Act (however, see the Notes).

CUSIP No. 65345M108	13G

1	NAMES OF REPORTING PERSONS
EJF Capital LLC

2	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP
(a)☐
(b)☒
3	SEC USE ONLY

4	CITIZENSHIP OR PLACE OF ORGANIZATION
Delaware

NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH	5	SOLE VOTING POWER
0

	6	SHARED VOTING POWER
879,707

	7	SOLE DISPOSITIVE POWER
0

	8	SHARED DISPOSITIVE POWER
879,707

9	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
879,707

10	CHECK IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES (SEE INSTRUCTIONS)
☐

11	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)
1.1% (1)

12	TYPE OF REPORTING PERSON (SEE INSTRUCTIONS)
IA

(1)
Based on 78,953,663 shares of Class A common stock, par value $0.0001 per share (“Class A Common Stock”) outstanding as of November 5, 2021, as reflected in the Final Prospectus on Form 424B3 filed by the Issuer with the U.S. Securities and Exchange Commission (“SEC”) on December 1, 2021.

CUSIP No. 65345M108	13G

1	NAMES OF REPORTING PERSONS
Emanuel J. Friedman

2	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP
(a)☐
(b)☒
3	SEC USE ONLY

4	CITIZENSHIP OR PLACE OF ORGANIZATION
United States

NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH	5	SOLE VOTING POWER
0

	6	SHARED VOTING POWER
879,707

	7	SOLE DISPOSITIVE POWER
0

	8	SHARED DISPOSITIVE POWER
879,707

9	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
879,707

10	CHECK IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES (SEE INSTRUCTIONS)
☐

11	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)
1.1% (1)

12	TYPE OF REPORTING PERSON (SEE INSTRUCTIONS)
IN

(1)	Based on 78,953,663 shares of Class A Common Stock outstanding as of November 5, 2021, as reflected in the Final Prospectus on Form 424B3 filed by the Issuer with the SEC on December 1, 2021.

CUSIP No. 65345M108	13G

1	NAMES OF REPORTING PERSONS
EJF Debt Opportunities Master Fund, L.P.

2	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP
(a)☐
(b)☒
3	SEC USE ONLY

4	CITIZENSHIP OR PLACE OF ORGANIZATION
Cayman Islands

NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH	5	SOLE VOTING POWER
0

	6	SHARED VOTING POWER
754,707

	7	SOLE DISPOSITIVE POWER
0

	8	SHARED DISPOSITIVE POWER
754,707

9	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
754,707

10	CHECK IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES (SEE INSTRUCTIONS)
☐

11	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)
1.0% (1)

12	TYPE OF REPORTING PERSON (SEE INSTRUCTIONS)
PN

(1)	Based on 78,953,663 shares of Class A Common Stock outstanding as of November 5, 2021, as reflected in the Final Prospectus on Form 424B3 filed by the Issuer with the SEC on December 1, 2021.

CUSIP No. 65345M108	13G

1	NAMES OF REPORTING PERSONS
EJF Debt Opportunities GP, LLC

2	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP
(a)☐
(b)☒
3	SEC USE ONLY

4	CITIZENSHIP OR PLACE OF ORGANIZATION
Delaware

NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH	5	SOLE VOTING POWER
0

	6	SHARED VOTING POWER
754,707

	7	SOLE DISPOSITIVE POWER
0

	8	SHARED DISPOSITIVE POWER
754,707

9	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
754,707

10	CHECK IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES (SEE INSTRUCTIONS)
☐

11	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)
1.0% (1)

12	TYPE OF REPORTING PERSON (SEE INSTRUCTIONS)
OO

(1)	Based on 78,953,663 shares of Class A Common Stock outstanding as of November 5, 2021, as reflected in the Final Prospectus on Form 424B3 filed by the Issuer with the SEC on December 1, 2021.

CUSIP No. 65345M108	13G

1	NAMES OF REPORTING PERSONS
EJF SPAC Investments Master Fund LP

2	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP
(a)☐
(b)☒
3	SEC USE ONLY

4	CITIZENSHIP OR PLACE OF ORGANIZATION
Cayman Islands

NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH	5	SOLE VOTING POWER
0

	6	SHARED VOTING POWER
100,000

	7	SOLE DISPOSITIVE POWER
0

	8	SHARED DISPOSITIVE POWER
100,000

9	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
100,000

10	CHECK IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES (SEE INSTRUCTIONS)
☐

11	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)
0.1% (1)

12	TYPE OF REPORTING PERSON (SEE INSTRUCTIONS)
PN

(1)	Based on 78,953,663 shares of Class A Common Stock outstanding as of November 5, 2021, as reflected in the Final Prospectus on Form 424B3 filed by the Issuer with the SEC on December 1, 2021.

CUSIP No. 65345M108	13G

1	NAMES OF REPORTING PERSONS
EJF SPAC Investments GP LLC

2	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP
(a)☐
(b)☒
3	SEC USE ONLY

4	CITIZENSHIP OR PLACE OF ORGANIZATION
Delaware

NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH	5	SOLE VOTING POWER
0

	6	SHARED VOTING POWER
100,000

	7	SOLE DISPOSITIVE POWER
0

	8	SHARED DISPOSITIVE POWER
100,000

9	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
100,000

10	CHECK IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES (SEE INSTRUCTIONS)
☐

11	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)
0.1% (1)

12	TYPE OF REPORTING PERSON (SEE INSTRUCTIONS)
OO

(1)	Based on 78,953,663 shares of Class A Common Stock outstanding as of November 5, 2021, as reflected in the Final Prospectus on Form 424B3 filed by the Issuer with the SEC on December 1, 2021.

CUSIP No. 65345M108	13G

1	NAMES OF REPORTING PERSONS
EJF Income Fund, LP

2	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP
(a)☐
(b)☒
3	SEC USE ONLY

4	CITIZENSHIP OR PLACE OF ORGANIZATION
Delaware

NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH	5	SOLE VOTING POWER
0

	6	SHARED VOTING POWER
25,000

	7	SOLE DISPOSITIVE POWER
0

	8	SHARED DISPOSITIVE POWER
25,000

9	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
25,000

10	CHECK IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES (SEE INSTRUCTIONS)
☐

11	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)
0.03% (1)

12	TYPE OF REPORTING PERSON (SEE INSTRUCTIONS)
OO

(1)	Based on 78,953,663 shares of Class A Common Stock outstanding as of November 5, 2021, as reflected in the Final Prospectus on Form 424B3 filed by the Issuer with the SEC on December 1, 2021.

CUSIP No. 65345M108	13G

1	NAMES OF REPORTING PERSONS
EJF Income GP, LLC

2	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP
(a)☐
(b)☒
3	SEC USE ONLY

4	CITIZENSHIP OR PLACE OF ORGANIZATION
Delaware

NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH	5	SOLE VOTING POWER
0

	6	SHARED VOTING POWER
25,000

	7	SOLE DISPOSITIVE POWER
0

	8	SHARED DISPOSITIVE POWER
25,000

9	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
25,000

10	CHECK IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES (SEE INSTRUCTIONS)
☐

11	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)
0.03% (1)

12	TYPE OF REPORTING PERSON (SEE INSTRUCTIONS)
OO

(1)	Based on 78,953,663 shares of Class A Common Stock outstanding as of November 5, 2021, as reflected in the Final Prospectus on Form 424B3 filed by the Issuer with the SEC on December 1, 2021.

Item 1. (a)	Name of Issuer

NextDoor Holdings, Inc. (formerly known as Khosla Ventures Acquisition Co. II)

Item 1. (b)	Address of Issuer’s Principal Executive Offices

2128 Sand Hill Road Menlo Park, California 94025

Item 2. (a)	Name of Person Filing

This Amendment No. 1 to Schedule 13G is being filed on behalf of the following persons (the “Reporting Persons”)*:

(i) EJF Capital LLC;
(ii) Emanuel J. Friedman;
(iii) EJF Debt Opportunities Master Fund, L.P. (the “Debt Fund”);
(iv) EJF Debt Opportunities GP, LLC;
(v) EJF SPAC Investments Master Fund LP (the “SPAC Fund”);
(vi) EJF SPAC Investments GP LLC;
(vii) EJF Income Fund, LP (the “Income Fund”); and
(viii) EJF Income GP, LLC.

*Attached as Exhibit A is a copy of an agreement among the Reporting Persons that this Amendment No. 1 to Schedule 13G is being filed on behalf of each of them.

Item 2. (b)	Address of Principal Business Office or, if None, Residence

The address of the principal business office of each Reporting Person is:

2107 Wilson Boulevard Suite 410 Arlington, VA 22201

Item 2. (c)	Citizenship

See Item 4 of the attached cover pages.

Item 2. (d)	Title of Class of Securities

Class A Common Stock, par value $0.0001 per share (“Class A Common Stock”).

Item 2. (e)	CUSIP Number

65345M108

Item 3.	If This Statement is Filed Pursuant to Rule 13d-1(b), or 13d-2(b) or (c), Check Whether the Person Filing is a:

Not Applicable.

Item 4.	Ownership

(a)	Amount beneficially owned:

See Item 9 of the attached cover pages.

(b)	Percent of class:

See Item 11 of the attached cover pages.

(c)	Number of shares as to which such person has:

(i) Sole power to vote or to direct the vote:

See Item 5 of the attached cover pages.

(ii) Shared power to vote or to direct the vote:

See Item 6 of the attached cover pages.

(iii) Sole power to dispose or to direct the disposition:

See Item 7 of the attached cover pages.

(iv) Shared power to dispose or to direct the disposition:

See Item 8 of the attached cover pages.

Each of the Debt Fund, the SPAC Fund, and the Income Fund is the beneficial owner of the Class A Common Stock shown on Item 9 of its respective cover page.

EJF Debt Opportunities GP, LLC is the general partner of the Debt Fund and an investment manager of certain affiliates thereof and may be deemed to share beneficial ownership of the Class A Common Stock of which the Debt Fund is the record owner.

EJF SPAC Investments GP LLC is the general partner of the SPAC Fund and an affiliate thereof and may be deemed to share beneficial ownership of the Class A Common Stock of which the SPAC Fund is the record owner.

EJF Income GP, LLC is the general partner of the Income Fund and the investment manager of an affiliate thereof and may be deemed to share beneficial ownership of the Common Stock of which the Income Fund is the record owner.

EJF Capital LLC is the sole member of each of EJF Debt Opportunities GP, LLC, EJF SPAC Investments GP LLC, and EJF Income GP, LLC and may be deemed to share beneficial ownership of the Class A Common Stock of which such entities may share beneficial ownership.

Emanuel J. Friedman is the controlling member of EJF Capital LLC and may be deemed to share beneficial ownership of the Class A Common Stock of which EJF Capital LLC may share beneficial ownership.

Item 5.	Ownership of Five Percent or Less of a Class

If this statement is being filed to report the fact that as of the date hereof each Reporting Person has ceased to be the beneficial owner of more than five percent of the class of securities, check the following [X].

Item 6.	Ownership of More than Five Percent on Behalf of Another Person

Not Applicable.

Item 7.	Identification and Classification of the Subsidiary Which Acquired the Security Being Reported on by the Parent Holding Company

Not Applicable.

Item 8.	Identification and Classification of Members of the Group

Not Applicable.

Item 9.	Notice of Dissolution of Group

Not Applicable.

Item 10.	Certification

By signing below I certify that, to the best of my knowledge and belief, the securities referred to above were not acquired and are not held for the purpose of or with the effect of changing or influencing the control of the issuer of the securities and were not acquired and are not held in connection with or as a participant in any transaction having that purpose or effect.

SIGNATURE

After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.

Dated:  February 11, 2022

EJF CAPITAL LLC
By:	/s/ David Bell
	Name:	David Bell
	Title:	General Counsel

EMANUEL J. FRIEDMAN
By:	/s/ Emanuel J. Friedman
	Name:	Emanuel J. Friedman

EJF DEBT OPPORTUNITIES MASTER FUND, L.P.
By: Its:	EJF DEBT OPPORTUNITIES GP, LLC General Partner
By: Its:	EJF CAPITAL LLC Manager and Sole Member
By:	/s/ David Bell
	Name:	David Bell
	Title:	General Counsel

EJF DEBT OPPORTUNITIES GP, LLC
By: Its:	EJF CAPITAL LLC Manager and Sole Member
By:	/s/ David Bell
	Name:	David Bell
	Title:	General Counsel

EJF SPAC INVESTMENTS MASTER FUND LP
By: Its:	EJF SPAC INVESTMENTS GP LLC General Partner
By: Its:	EJF CAPITAL LLC Manager and Sole Member
By:	/s/ David Bell
	Name:	David Bell
	Title:	General Counsel

EJF SPAC INVESTMENTS GP LLC
By: Its:	EJF CAPITAL LLC Manager and Sole Member
By:	/s/ David Bell
	Name:	David Bell
	Title:	General Counsel

EJF INCOME FUND, LP
By: Its:	EJF INCOME GP, LLC General Partner
By: Its:	EJF CAPITAL LLC Sole Member
By:	/s/ David Bell
	Name:	David Bell
	Title:	General Counsel

EJF INCOME GP, LLC
By: Its:	EJF CAPITAL LLC Sole Member
By:	/s/ David Bell
	Name:	David Bell
	Title:	General Counsel

EXHIBIT A

The undersigned, EJF Capital LLC, a Delaware limited liability company, Emanuel J. Friedman, EJF Debt Opportunities Master Fund, L.P., an exempted limited partnership organized under the laws of the Cayman Islands, EJF Debt Opportunities GP, LLC, a Delaware limited liability company, EJF SPAC Investments Master Fund LP, an exempted limited partnership organized under the laws of the Cayman Islands, EJF SPAC Investments GP LLC, a Delaware limited liability company, EJF Income Fund, LP, a Delaware limited partnership, and EJF Income GP, LLC, a Delaware limited liability company, hereby agree and acknowledge that the information required by this Amendment No. 1 to Schedule 13G, to which this Agreement is attached as an exhibit, is filed on behalf of each of them.  The undersigned further agree that any further amendments or supplements thereto shall also be filed on behalf of each of them.

Dated:  February 11, 2022

EJF CAPITAL LLC
By:	/s/ David Bell
	Name:	David Bell
	Title:	General Counsel

EMANUEL J. FRIEDMAN
By:	/s/ Emanuel J. Friedman
	Name:	Emanuel J. Friedman

EJF DEBT OPPORTUNITIES MASTER FUND, L.P.
By: Its:	EJF DEBT OPPORTUNITIES GP, LLC General Partner
By: Its:	EJF CAPITAL LLC Manager and Sole Member
By:	/s/ David Bell
	Name:	David Bell
	Title:	General Counsel

EJF DEBT OPPORTUNITIES GP, LLC
By: Its:	EJF CAPITAL LLC Manager and Sole Member
By:	/s/ David Bell
	Name:	David Bell
	Title:	General Counsel

EJF SPAC INVESTMENTS MASTER FUND LP
By: Its:	EJF SPAC INVESTMENTS GP LLC General Partner
By: Its:	EJF CAPITAL LLC Manager and Sole Member
By:	/s/ David Bell
	Name:	David Bell
	Title:	General Counsel

EJF SPAC INVESTMENTS GP LLC
By: Its:	EJF CAPITAL LLC Manager and Sole Member
By:	/s/ David Bell
	Name:	David Bell
	Title:	General Counsel

EJF INCOME FUND, LP
By: Its:	EJF INCOME GP, LLC General Partner
By: Its:	EJF CAPITAL LLC Sole Member
By:	/s/ David Bell
	Name:	David Bell
	Title:	General Counsel

EJF INCOME GP, LLC
By: Its:	EJF CAPITAL LLC Sole Member
By:	/s/ David Bell
	Name:	David Bell
	Title:	General Counsel